FOR MORE INFORMATION, CONTACT:                                      Exhibit 99.1
------------------------------
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555



                         EASTGROUP PROPERTIES ANNOUNCES
                           FIRST QUARTER 2006 RESULTS

o    Funds from  Operations of $15.7  Million or $.71 Per Share,  an Increase of
     10.9%
o    Net Income  Available  to Common  Stockholders  of $5.5 Million or $.25 Per
     Share
o    Same   Property  Net  Operating   Income   Growth  of  3.8%,   5.0%  Before
     Straight-Line Rent Adjustments
o    Percentage Leased 94.4%, Occupancy 93.8%
o Paid 105th Consecutive Quarterly Dividend - $.49 Per Share - Fourteenth Consecutive Year of Dividend Growth
o    Development Projects of $66 Million Under Construction or In Lease-Up
o    Debt-to-Total Market Capitalization of 30.0% at Quarter End
o    Interest Coverage of 3.5x and Fixed Charge Coverage of 3.2x


JACKSON, MISSISSIPPI, April 26, 2006 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three months ended March 31, 2006.

FUNDS FROM OPERATIONS

For the quarter ended March 31, 2006, funds from operations (FFO) was $.71 per share compared with $.64 for the same period of 2005, an increase of 10.9% per share. The first quarter of 2006 included gains of $649,000 ($.03 per share) from sales of land. FFO also increased due to higher property net operating income (PNOI) of $2,388,000 (an 11.2% increase). This increase in PNOI was primarily attributable to $1,005,000 from 2005 acquisitions, $584,000 from newly developed properties and $784,000 from same property growth.

PNOI from same properties increased 3.8% for the quarter. Before straight-line rent adjustments, the increase was 5.0%. Rental rate increases on new and renewal leases averaged 8.9% for the quarter. Before straight-line rent adjustments, rental rate increases on new and renewal leases averaged 1.8%.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release. Reconciliations of FFO and PNOI to Net Income, the most directly comparable GAAP financial measure, are presented in the attached schedule "Reconciliations of Other Reporting Measures to Net Income."

David H. Hoster II, President and CEO, stated, "We are pleased with our continuing growth in FFO per share with the first quarter of 2006 representing our seventh consecutive quarter of increased FFO as compared to the previous year's quarter. It was also the eleventh consecutive quarter of positive same property operations for results both with and without the straight-lining of rents."

                                     -MORE-

    P.O.Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.25 for the three months ended March 31, 2006 compared with $.23 for the same period of 2005. EPS increased due to higher FFO as indicated above; however, this increase was offset by higher depreciation of $.05 per share. The increase in depreciation was primarily attributable to property acquisitions in 2005 and transfers from development to real estate properties in 2005 and 2006.

DEVELOPMENT

EastGroup's current development program and properties transferred during 2005 and 2006 to the portfolio increased PNOI by $584,000 in the first quarter of 2006 compared to the same period in 2005.

During the quarter, EastGroup entered into a contract to purchase 17.7 acres of land in Phoenix which is projected to close during the second quarter of 2006. The Company expects to begin development of approximately 271,000 square feet on this site in the fourth quarter.

In addition, the Company has 20 acres of land under contract for purchase in Fort Myers, Florida which is scheduled to close in the third quarter of 2006. This land is adjacent to a 10-acre tract of land that the Company purchased for development in 2005. Construction on the first two Fort Myers buildings is currently scheduled to commence early in the third quarter of 2006.

During the first quarter, EastGroup transferred three properties (207,000 square feet) to the portfolio with a combined investment of $14.1 million. These properties are 100% leased. The Company expects to transfer one development property in the second quarter which is also 100% leased.

At March 31, 2006, EastGroup had 14 development properties containing 914,000 square feet with a projected total cost of approximately $66 million either in lease-up or under construction. These properties were collectively 21% leased at March 31, 2006 and 29% at April 25, 2006.

Mr. Hoster stated, "We are continuing to expand EastGroup's development program to reflect both the strong leasing activity at our development properties and the overall firming of our development submarkets. Our land inventory including the Fort Myers and Phoenix acquisitions contains 287 acres which will support approximately 3.7 million square feet of new industrial development. Our development program has been and, we believe, will continue to be a creator of shareholder value and a major contributor to our future growth in FFO."

PROPERTY SALES

In January 2006, EastGroup sold its land investment in Madisonville, Kentucky for $825,000, generating a gain of $777,000, of which $596,000 was recognized in the first quarter and $181,000 will be deferred to future periods. As part of the transaction, the Company took back a $185,000 note at 7.00% from the buyer, which is being repaid over six years. The remaining deferred gain will be recognized as payments on this note are received from the buyer.

In March 2006, EastGroup sold three of its Memphis properties containing a total of 534,000 square feet for a price of $15,175,000, which generated a gain of $404,000. The assets sold were Senator I, Senator II and Southeast Crossing. Mr. Hoster commented, "The sale of these properties reflects our announced strategy of exiting Memphis as market conditions permit and brings our total of Memphis sales to five assets over the past 15 months. These dispositions decrease our ownership in Memphis to less than 500,000 square feet."

DIVIDENDS

EastGroup paid dividends of $.49 per share of common stock in the first quarter of 2006, which was the 105th consecutive quarterly distribution to EastGroup's common stockholders. This dividend represented

                                     -MORE-

    P.O.Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441
an increase of 1% over the previous quarter's distribution and made 2006 the fourteenth consecutive year of dividend increases. The annualized dividend rate of $1.96 per share yields 4.4% on the closing stock price of $44.48 on April 25, 2006.

EastGroup  also paid  quarterly  dividends  of $.4969  per share on its Series D
Preferred Stock on April 15, 2006 to stockholders of record as of March 31, 2006.

STRONG FINANCIAL POSITION

EastGroup's balance sheet continues to be strong and flexible with debt-to-total market capitalization of 30.0% at March 31, 2006. For the quarter, the Company had an interest coverage ratio of 3.5x and a fixed charge coverage ratio of 3.2x. Total debt at March 31, 2006 was $465.9 million with floating rate bank debt comprising $121.4 million of that total.

On March 9, 2006, the Company signed an application on a $38 million, nonrecourse first mortgage loan secured by two properties. The loan is expected to close in August 2006 and will have a fixed interest rate of 5.68%, a ten-year term and an amortization schedule of 20 years. The proceeds of the note will be used to repay the maturing mortgages on these properties of approximately $15 million and to reduce floating rate bank borrowings.

OUTLOOK FOR 2006

FFO guidance for the second quarter and the year 2006 is presented below. FFO per share for 2006 is estimated to be in the range of $2.77 to $2.87. Diluted EPS for 2006 is estimated to be in the range of $.92 to $1.02. The table below reconciles projected net income to projected FFO.

                                                                    Low Range                High Range
                                                               Q2 2006     Y/E 2006     Q2 2006     Y/E 2006
                                                              -----------------------------------------------
     Net income                                               $  5,333       23,076       5,777       25,296
     Dividends on preferred shares                                (656)      (2,624)       (656)      (2,624)
                                                              -----------------------------------------------
     Net income available to common stockholders                 4,677       20,452       5,121       22,672
     Depreciation and amortization                              10,316       41,391      10,316       41,391
     Gain on sale of depreciable real estate assets                  -         (419)          -         (419)
                                                              -----------------------------------------------
     Funds from operations                                    $ 14,993       61,424      15,437       63,644
                                                              ===============================================

     Diluted shares                                             22,208       22,214      22,208       22,214

     Per share data (diluted):
     Net income available to common stockholders              $   0.21          .92        0.23         1.02
     Funds from operations                                    $   0.68         2.77        0.70         2.87

The following assumptions were used for the year 2006:

o    Average occupancy of 93% to 95%.
o    Same Property NOI increase of 3% to 5%.
o Development properties not transferred to the portfolio by January 1, 2005 (therefore not same properties for the full year 2006) contributing PNOI of $.21 per share, an increase of $.15 over 2005.
o Gain on sale of land (included in FFO) of $.03 per share in the first quarter.
o Dispositions of $18.3 million in the first half of 2006 and $18 million in the second half of 2006. Potential gains on sales of depreciable real estate have not been included in earnings guidance.
o    Acquisitions of income producing properties of $25 million on July 1, 2006.
o    Floating rate bank debt at an average rate of 5.6%.
o    New fixed rate debt of $38 million in August 2006 at 5.68%.
o    Additional fixed rate debt of $62 million on October 1, 2006 at 6.25%.

                                     -MORE-

    P.O.Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

DEFINITIONS

The Company's chief decision makers use two primary measures of operating results in making decisions: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations available to common stockholders (FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' definition, as net income (loss) computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO as defined by the Company refers to FFO available to common stockholders as it excludes dividends on preferred stock.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provides supplemental indicators of the properties' performance since real estate values have historically risen or fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its first quarter and review the Company's current operations on Thursday, April 27, 2006, at 11:00 A.M. Eastern Daylight Time (EDT). A live broadcast of the conference call is available by dialing 1-800-362-0571 (conference ID EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net. If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Thursday, April 27, 2006. The telephone replay will be available until Thursday, May 4, 2006, and can be accessed by dialing 1-800-839-1162. Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Thursday, May 4, 2006.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the reports section of the Company's website at www.eastgroup.net.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, California and Arizona. The Company's goal is to maximize shareholder value by being the leading provider of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range. The Company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. EastGroup's portfolio currently includes 21.4 million square feet with an additional 1,074,000 square feet of properties under development. EastGroup Properties, Inc. press releases are also available on the Company's website.

FORWARD-LOOKING STATEMENTS

In addition to historical information, certain statements in this release are forward-looking, such as those pertaining to the Company's hopes, expectations, intentions, plans, beliefs, strategies regarding the future, the anticipated performance of development and acquisition properties, capital resources, profitability and

                                     -MORE-

    P.O.Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441
portfolio performance. Forward-looking statements involve numerous risks and uncertainties. The following factors, among others discussed herein, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to disasters and the costs of insurance to protect from such disasters, financial market fluctuations, changes in real estate and zoning laws, increases in real property tax rates and risks relating to the Company's development program, including weather, delays in construction schedules, contractor's failure to perform, increases in the price of construction materials or the unavailability of such materials, difficulty in obtaining necessary governmental approvals and other matters outside the Company's control. The success of the Company also depends upon the trends of the economy, including interest rates and the effects to the economy from possible terrorism and related world events, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed elsewhere in this release. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as the date hereof. The Company assumes no obligation to update forward-looking statements. See also the Company's reports to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                                     -MORE-

    P.O.Box 22728 - JACKSON, MS 39225 - TEL. 601-354-3555 - FAX 601-352-1441

                           EASTGROUP PROPERTIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                     Three Months Ended
                                                                                          March 31,
                                                                                -----------------------------
                                                                                   2006               2005
                                                                                -----------------------------
REVENUES
Income from real estate operations                                              $  32,737             29,532
Equity in earnings of unconsolidated investment                                        74                162
Other income                                                                           19                 70
                                                                                -----------------------------
                                                                                   32,830             29,764
                                                                                -----------------------------
EXPENSES
Expenses from real estate operations                                                9,058              8,241
Depreciation and amortization                                                      10,482              8,868
General and administrative                                                          1,808              1,898
Minority interest in joint venture                                                    137                129
                                                                                -----------------------------
                                                                                   21,485             19,136
                                                                                -----------------------------

OPERATING INCOME                                                                   11,345             10,628

OTHER INCOME (EXPENSE)
  Interest income                                                                      22                124
  Interest expense                                                                 (6,335)            (5,937)
                                                                                -----------------------------
INCOME FROM CONTINUING OPERATIONS                                                   5,032              4,815
                                                                                -----------------------------

DISCONTINUED OPERATIONS
  Income from real estate operations                                                   61                344
  Gain on sale of real estate investments                                           1,068                377
                                                                                -----------------------------
INCOME FROM DISCONTINUED OPERATIONS                                                 1,129                721
                                                                                -----------------------------

NET INCOME                                                                          6,161              5,536

Preferred dividends-Series D                                                          656                656
                                                                                -----------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                     $   5,505              4,880
                                                                                =============================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                                             $    0.20               0.20
  Income from discontinued operations                                                0.05               0.03
                                                                                -----------------------------
  Net income available to common stockholders                                   $    0.25               0.23
                                                                                =============================

  Weighted average shares outstanding                                              21,881             20,891
                                                                                =============================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                                             $    0.20               0.20
  Income from discontinued operations                                                0.05               0.03
                                                                                -----------------------------
  Net income available to common stockholders                                   $    0.25               0.23
                                                                                =============================

  Weighted average shares outstanding                                              22,208             21,196
                                                                                =============================

Dividends declared per common share                                             $   0.490              0.485

                           EASTGROUP PROPERTIES, INC.
            RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                                   Three Months Ended
                                                                                                         March 31,
                                                                                               ----------------------------
                                                                                                  2006              2005
                                                                                               ----------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:

Income from real estate operations                                                             $    32,737         29,532
Operating expenses from real estate operations                                                      (9,058)        (8,241)
                                                                                               ----------------------------

PROPERTY NET OPERATING INCOME (PNOI)                                                                23,679         21,291

Equity in earnings of unconsolidated investment (before interest and depreciation)                     196            199
Interest income                                                                                         22            124
Other income                                                                                            19             70
General and administrative expense                                                                  (1,808)        (1,898)
                                                                                               ----------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
    AMORTIZATION (EBITDA)                                                                           22,108         19,786

Income from discontinued operations (before depreciation and amortization) (A)                         186            580
Interest expense (B)                                                                                (6,335)        (5,970)
Interest expense from unconsolidated investment                                                        (89)             -
Minority interest in earnings (before depreciation and amortization)                                  (174)          (164)
Gain on sale of nondepreciable real estate                                                             649              -
Dividends on Series D preferred shares                                                                (656)          (656)
                                                                                               ----------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS                                        15,689         13,576

Depreciation and amortization from continuing operations                                           (10,482)        (8,868)
Depreciation and amortization from discontinued operations                                            (125)          (203)
Depreciation from unconsolidated investment                                                            (33)           (37)
Minority interest depreciation and amortization                                                         37             35
Gain on sale of depreciable real estate investments                                                    419            377
                                                                                               ----------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                                          5,505          4,880

Dividends on preferred shares                                                                          656            656
                                                                                               ----------------------------

NET INCOME                                                                                     $     6,161          5,536
                                                                                               ============================

DILUTED PER COMMON SHARE DATA: (C)
Income from continuing operations                                                              $      0.20           0.20
Income from discontinued operations                                                                   0.05           0.03
                                                                                               ----------------------------
Net income available to common stockholders                                                    $      0.25           0.23
                                                                                               ============================

Funds from operations available to common stockholders                                         $      0.71           0.64
                                                                                               ============================

Weighted average shares outstanding for EPS and FFO purposes                                        22,208         21,196
                                                                                               ============================

(A) Includes interest expense of zero and $33,000 for the three months ended March 31, 2006 and 2005, respectively.
(B) Net of capitalized interest of $919,000 and $501,000 for the three months ended March 31, 2006 and 2005, respectively.
(C)  Assumes dilutive effect of common stock equivalents.